As filed with the Securities and Exchange Commission on June 25, 2010
Registration No. _________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

———————

FORM S-8

———————

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

———————

QUEPASA CORPORATION
 (Exact name of registrant as specified in its charter)

———————

Nevada	65-0841549
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer

324 Datura Street, Suite 114, West Palm Beach, Florida 33401
 (Address of Principal Executive Offices) (Zip Code)

2006 Stock Incentive Plan
Non-Plan Agreements
 (Full title of the plan)

Michael Matte
324 Datura Street, Suite 114, West Palm Beach, Florida 33401
 (Name and address of agent for service)

(561) 366-1249
 (Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.001 par value	4,443,038	$4.075	$18,105,380.85	$1,290.91

(1)
Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of additional shares of common stock that may become issuable as a result of stock splits, stock dividends or similar transactions under certain anti-dilution provisions.

(2)
Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) based on the average of the bid and asked prices of the registrant’s common stock as quoted on the OTC Bulletin Board on June 24, 2010.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.            Plan Information

This prospectus relates to the registration of additional shares of common stock issuable under the 2006 Stock Incentive Plan, or the Plan, and 443,038 shares underlying Non-Plan Option Agreements.  The Plan has been amended to increase the number of shares available by 4,000,000 shares.

We will send or give the documents containing the information specified in Part I of Form S-8 to employees, directors and consultants as specified by the Securities and Exchange Commission, or the SEC, Rule 428(b)(1) under the Securities Act of 1933, or the Securities Act.

Item 2.   Registrant Information and Employee Plan Annual Information

We will furnish without charge to each person to whom the prospectus is delivered, upon the oral or written request of such person, a copy of any and all of the documents incorporated by reference (other than exhibits to such documents). Requests should be directed to the attention of Michael Matte, Quepasa Corporation, 324 Datura Street, Suite 114, West Palm Beach, Florida 33401 or at (561) 366-1249.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.            Incorporation of Documents by Reference.

The following documents have been filed by Quepasa Corporation with the SEC, under the Securities Exchange Act of 1934, or the Exchange Act, and are incorporated herein by reference:

☐	Our Annual Report on Form 10-K for the year ended December 31, 2009, filed on March 5, 2010 (Commission File Number: 001-33105);

☐	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed on May 17, 2010 (Commission File Number: 001-33105);

☐	Our Current Reports on Form 8-K filed on June 4, 2010 and May 14, 2010 (Commission File Number: 001-33105);

☐	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to above;

☐
The description of our common stock contained in the Registration Statement on Form SB-2 filed on June 21, 2004 (Commission File Number: 333-116678), including any amendments or reports filed for the purpose of updating such description; and

☐
All documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, from the date of filing of such documents.

Item 4.            Description of Securities.

Not applicable.

Item 5.            Interests of Named Experts and Counsel.

Not applicable.

Item 6.            Indemnification of Directors and Officers.

The contents of Item 6 in Form S-8 filed on October 3, 2007 (File number 333-146486) are incorporated by reference herein except our officers are not liable for monetary damages for breach of their fiduciary duty to the fullest extent permitted by Nevada Law.

Item 7.            Exemption from Registration Claimed.

Not applicable.

Item 8.            Exhibits.

A list of exhibits is set forth on the Exhibit Index that immediately precedes the exhibits and which is incorporated by reference herein.

Item 9.            Undertakings.

(1)           The undersigned registrant hereby undertakes:

(a)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(b)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Palm Beach, State of Florida, on June 25, 2010.

Quepasa Corporation

By:	/s/ John C. Abbott
John C. Abbott
Chief Executive Officer
(Principal Executive Officer)

    Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ John C. Abbott	Chairman of the Board of Directors	June 25, 2010
John C. Abbott

/s/ Michael D. Matte	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 23, 2010
Michael D. Matte

Director
Alonso Ancira

/s/ Ernesto Cruz	Director	June 22, 2010
Ernesto Cruz

/s/ James Ferris	Director	June 23, 2010
James Ferris

/s/ Malcolm Jozoff	Director	June 25, 2010
Malcolm Jozoff

Director
Lionel Sosa

/s/ Dr. Jill Syverson-Stork	Director	June 24, 2010
Dr. Jill Syverson-Stork

EXHIBIT INDEX

Exhibit		Incorporated by Reference			Filed or Furnished
No.	Exhibit Description	Form	Date	Number	Herewith

4.1	Amended and Restated 2006 Stock Incentive Plan				Filed
4.2	Non-Plan Option Agreement – John Abbott				Filed
4.3	Non-Plan Option Agreement – Michael Matte				Filed
5.1	Opinion of Harris Cramer LLP				Filed
23.1	Consent of Harris Cramer LLP ***				Filed
23.2	Consent of Salberg & Company, P.A.				Filed

*** Contained in Exhibit 5.1.